Exhibit 99.1

Contacts:	Arizona:	Texas:	New York:
	Larry Seay	Jane Hays	Chris Tofalli
	Chief Financial Officer	Vice President-Corp. Develop.	Broadgate Consultants
	(480) 609-3330	(972) 543-8123	(212) 232-2222

C. TIMOTHY WHITE JOINS MERITAGE
AS EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL

Scottsdale, Arizona and Dallas (August 30, 2005) – Meritage Homes Corporation (NYSE: MTH) today announced that C. Timothy White has accepted the position of Executive Vice President and General Counsel effective October 1, 2005.  In this newly created position, Mr. White will be responsible for directing all company-wide legal matters for the Company.

Mr. White comes to Meritage from the international law firm of Greenberg Traurig, LLP where he has been a shareholder since October 2002.  Greenberg Traurig provides legal services for Meritage.  Prior to his employment with Greenberg Traurig, Mr. White was an attorney with the law firm of Tiffany & Bosco, P.A., which also provided legal services to Meritage.  He has during his 20 year career as a real estate lawyer specialized in representing homebuilders, and has, as an outside lawyer, acted as general counsel to several homebuilders.  Mr. White has also been a member of the Board of Directors for Meritage Homes Corporation since December 1996.

Mr. White is a graduate of Arizona State University College of Law, a graduate of the University of Arizona where he earned a degree in Accounting, and a member of the State Bar of Arizona.

“We are pleased that Tim has accepted the responsibility to strategically lead Meritage in its legal affairs as our General Counsel,” said Steven J. Hilton, Meritage Co-Chairman and CEO.  “He has a proven successful track record and an extensive background in homebuilding that will contribute significantly to leading our legal department in the future,” added John R. Landon, Meritage Co-Chairman and CEO.

“I am very excited about joining Meritage,” said Mr. White.  “The Company has a solid reputation as a leading national public homebuilder.  They have a very strong and reputable management team in place, one that I feel privileged to join in my new capacity as General Counsel.”

About Meritage Homes Corporation

Meritage Homes Corporation is one of the nation’s largest single-family homebuilders, and is traded on the NYSE, symbol: MTH.  The Company appears on Forbes’ “Platinum 400” list as number one in terms of five-year annualized total return, and is included in the S&P SmallCap 600 Index.  Fortune magazine recently ranked Meritage 747th in its “Fortune 1000” list of America’s largest corporations and included the Company as a “top pick from 50 great investors” in its Investor’s Guide 2004.  Additionally, Meritage is ranked as one of Fortune’s Fastest Growing Companies in America, its fifth appearance on this list in seven years.  The Company has built approximately 39,000 homes, ranging from entry-level to semi-custom luxury.  Meritage operates in fast-growing states of the Southern and Western U.S., including six of the top 10 single-family housing markets in the country.  For more information about the Company, please visit the Meritage website located at www.meritagehomes.com.